Exhibit 10.1

STOCK PURCHASE, EXCHANGE AND RECAPITALIZATION AGREEMENT

This STOCK PURCHASE, EXCHANGE AND RECAPITALIZATION AGREEMENT (this “Agreement”) is made effective as of September 30, 2010, by and among Lighting Science Group Corporation, a Delaware corporation (the “Company”), LSGC Holdings LLC, a Delaware limited liability company (“Purchaser”), Pegasus Partners IV, L.P., a Delaware limited partnership (“Pegasus”), and LED Holdings, LLC, a Delaware limited liability company (“LED”, and together with Purchaser and Pegasus, the “Investors”).

RECITALS

WHEREAS, the Company is in need of operating capital to continue its operations; and

WHEREAS, as of the date hereof, the Company has outstanding: (i) 2,000,000 shares of Series B Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”); (ii) 251,739 shares of Series C Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”); (iii) 67,260,295 shares of Series D Non-Convertible Preferred Stock, par value $0.001 per share (the “Series D Preferred Stock”); (iv) 235,295 shares of Series E Non-Convertible Preferred Stock, par value $0.001 per share (the “Series E Preferred Stock,” and each with 50 Series E Warrants (as hereinafter defined), a “Series E Unit”); (v) those certain warrants issued to the holders of Series C Preferred Stock on December 31, 2008 and representing the right to purchase 3,782,056 shares of Common Stock in the aggregate (the “Series C Warrants”); (vi) those certain warrants issued pursuant to (a) the rights offering contemplated by that certain registration statement on Form S-1 (Registration No. 333-162966) originally filed by the Company with the Securities and Exchange Commission (the “SEC”) on November 6, 2009, (b) the convertible note agreement, dated as of August 27, 2009, between the Company and Pegasus, (c) the convertible note agreement, dated as of August 27, 2009, between the Company and Koninklijke Philips Electronics N.V. and (d) the Amended and Restated Guaranty Extension Agreement, dated as of March 15, 2010, and as amended on July 9, 2010, between the Company and Pegasus (collectively with (a), (b) and (c), the “Series D Warrants”) and (vii) warrants to purchase 11,764,750 shares of Common Stock (the “Series E Warrants”); and

WHEREAS, the Company believes the complexity of its capital structure is an impediment to the appreciation of the value the Company’s common stock, par value $0.001 per share (“Common Stock”), and that it is in the best interests of the Company and its stockholders (other than the Investors) to simplify the Company’s capital structure; and

WHEREAS, the Investors desire to provide capital for the Company’s continuing operations and are willing to participate in the simplification of the Company’s capital structure on the terms and conditions set forth herein; and

WHEREAS, the Company desires to issue and sell to Purchaser, and Purchaser desires to purchase, an aggregate of 12,500,000 shares of Common Stock on the terms and conditions set forth in this Agreement; and

WHEREAS, the Company and Pegasus, as the majority holder of the Series D Preferred Stock and, together with LED, as the majority holder of the Common Stock, desire to amend the Certificate of Designation concerning the Series D Preferred Stock (as it exists on the date hereof, the “Current Series D Certificate”) to provide that, among other things, the outstanding shares of Series D Preferred Stock are automatically converted into Common Stock on the terms set forth in the form of Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Company attached hereto as Exhibit A (the “Preferred Stock Amendment”); and

WHEREAS, upon the effectiveness of the Preferred Stock Amendment, the Company desires to enable the holders of the Series D Warrants, including the Investors, to obtain adjustments to the Exercise Price (as defined in the Series D Warrants) of each Series D Warrant on the terms and conditions set forth in this Agreement; and

WHEREAS, the parties hereto desire to enter into a series of transactions in order to effect the simplification of the Company’s capital structure.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

AGREEMENT

ARTICLE I. RECAPITALIZATION

1.01 Recapitalization. Notwithstanding anything to the contrary contained herein, the following transactions (collectively, the “Recapitalization”) shall be deemed to have occurred in the following sequence:

(a) First, with respect to the capitalization, the Investors shall have waived the Company’s compliance with: (A) Sections 7(f)(i) and 7(f)(ii) of the Series D Warrants and the Series E Warrants and (B) Section 7(f) of the Series C Warrants in accordance with Section 1.02(a)-(c) of this Agreement;

(b) Second, Pegasus and LED shall have executed and delivered the Stockholder Consents in accordance with Section 1.03 of this Agreement;

(c) Third, LED shall have exchanged its shares of Series B Preferred Stock for shares of Common Stock in accordance with Section 1.04(a) of this Agreement;

(d) Fourth, Pegasus shall have exchanged its shares of Series C Preferred Stock for shares of Common Stock in accordance with Section 1.04(a) of this Agreement;

(e) Fifth, Pegasus shall have exercised its Series C Warrants on a cashless or net exercise basis in accordance with Section 1.04(b) of this Agreement;

(f) Sixth, Pegasus shall have exchanged its Series E Units for shares of Common Stock in accordance with Section 1.04(a) of this Agreement;

(g) Seventh, Purchaser shall have purchased the New Shares (as defined in Section 1.05) in accordance with Section 1.05 of this Agreement;

(h) Eighth, the Company shall have filed the Information Statement relating to the Preferred Stock Amendment in accordance with Section 1.06 of this Agreement;

(i) Ninth, the Company shall have caused the Preferred Stock Amendment to become effective with the Secretary of State of the State of Delaware in accordance with Section 1.07 of this Agreement;

(j) Tenth, the Investors that then own any Series D Warrants shall permanently waive the Company’s compliance with Sections 7(f)(i) and 7(f)(ii) of the Series D Warrants in accordance with Section 1.02(d) of this Agreement; and

(k) Eleventh, the Company shall have taken all necessary actions to enable the holders of Series D Warrants to obtain adjustments to the Exercise Price of each Series D Warrant in accordance with Section 1.08 of this Agreement.

1.02 Waiver of Warrant Provisions.

(a) Effective as of the date hereof, Pegasus, in its capacity as the holder of unexercised Series D Warrants representing the right to purchase a majority of the shares of Common Stock underlying the Series D Warrants (as determined by the Company) (the “Majority Holder”) and in accordance with Section 11 of the Series D Warrants, hereby waives, on behalf of all holders of Series D Warrants, the Company’s obligation to comply with Section 7(f)(i) and Section 7(f)(ii) of the Series D Warrants as a result of the Recapitalization transactions.

(b) Effective as of the date hereof, as a result of the Recapitalization transactions, Pegasus, in its capacity as the holder of all of the unexercised Series E Warrants (as determined by the Company), hereby waives any obligation that the Company may have with respect to: (i) Section 7(f)(i) and Section 7(f)(ii) of the Series E Warrants.

(c) Effective as of the date hereof, as a result of the Recapitalization transactions, Pegasus, in its capacity as a holder of unexercised Series C Warrants, hereby waives any obligation that the Company may have with respect to Section 7 of its Series C Warrants.

(d) Immediately following the effectiveness of the Preferred Stock Amendment, the Investors, in their capacity as the Majority Holder(s), and in accordance with Section 11 of the Series D Warrants, hereby agree to permanently waive, to the extent the Investors hold unexercised Series D Warrants representing the right to purchase a majority of the shares of Common Stock underlying the Series D Warrants (as determined by the Company at such time) on behalf of all holders of Series D Warrants, the Company’s obligation to comply with Section 7(f)(i) and Section 7(f)(ii) of the Series D Warrants as a result of any transactions occurring after the effective date of the Preferred Stock Amendment.

1.03 Stockholder Consents. Concurrently with the execution of this Agreement, the Investors shall execute and deliver to the Company a stockholder consent (or consents) in lieu of a special meeting of the stockholders of the Company (the “Stockholder Consents”) to vote or cause to be voted all of the shares of Common Stock, Series B Preferred Stock and Series C Preferred Stock held by the Investors or their affiliates (in a vote of the Common Stock, Series B Preferred Stock and Series C Preferred Stock voting together as a single class) and to vote or cause to be voted all of the shares of the Series D Preferred Stock in a class vote in favor of the approval of the Preferred Stock Amendment.

1.04 Exchange and Exercise. Upon the terms and conditions set forth herein, in accordance with Section 1.01:

(a)(i) the Investors shall exchange: (A) all shares of Series B Preferred Stock, (B) all shares of Series C Preferred Stock and (C) all Series E Units held by the Investors for 32,505,006 shares of Common Stock (the “Exchange Shares”), and the Investors’ rights to receive any accrued or declared but unpaid dividends on such shares of Series B Preferred Stock, Series C Preferred Stock and Series E Preferred Stock shall be cancelled; (ii) the Investors shall deliver to the Company certificates representing

(A) 2,000,000 shares of Series B Preferred Stock, (B) 239,975 shares of Series C Preferred Stock and (C) 235,295 Series E Units; and (iii) the Company shall deliver to the Investors duly executed certificates representing the Exchange Shares in the respective amounts and names of the Investors as specified on Schedule 1.04 hereto; and

(b)(i) the Investors shall exercise that certain Series C Warrant No. 112 representing the right to purchase 3,599,618 shares of Common Stock (which has since the date of issuance adjusted to the right to purchase 3,605,313 shares of Common Stock) on a cashless or net exercise basis pursuant to its terms (for purposes of such exercise, the “market price” of Common Stock shall be calculated as its last quoted sales price on the OTC Bulletin Board on the trading day immediately preceding the date hereof) for 1,846,882 shares of Common Stock (the “Series C Warrant Shares”), and (ii) the Company shall deliver to the Investors duly executed certificates representing the Series C Warrant Shares in the respective amounts and names of the Investors as specified on Schedule 1.04 hereto.

1.05 Purchase and Sale of New Shares. Upon the terms and subject to the conditions set forth herein (a) the Company hereby agrees to issue and sell to Purchaser, and Purchaser shall purchase from the Company, 12,500,000 shares (the “New Shares”) of Common Stock and (b) Purchaser shall pay to the Company, by wire transfer of immediately available funds to an account specified by the Company in Schedule 1.05 hereto, the amount of $20,000,000.00 as payment of the purchase price for the New Shares described above (the “Purchase Price”). Upon receipt of the Purchase Price, the Company shall deliver to Purchaser a stock certificate representing the New Shares to be issued and sold by the Company to Purchaser.

1.06 Information Statement.

(a) As promptly as practicable after the date hereof, but in any event within 30 days after the date of this Agreement, the Company shall, at its sole expense, prepare and file with the SEC, and the Investors shall reasonably cooperate with the Company in such preparation and filing of, a preliminary information statement on Schedule 14C relating to the Preferred Stock Amendment and the transactions contemplated by this Agreement, and the Company shall, in reasonable consultation with the Investors, use its commercially reasonable efforts to furnish the information required to respond promptly to any comments made by the SEC with respect to the preliminary information statement and thereafter, within five days of receiving SEC clearance, to mail the information statement to the Company’s stockholders. Such preliminary information statement as filed with the SEC and the information statement subsequently mailed to the stockholders of the Company (as amended and supplemented from time to time) is herein referred to as the “Information Statement.”

(b) Each of the Investors hereby agrees to provide the Company with all information concerning it which is required or reasonably appropriate to be included in the Information Statement.

1.07 Preferred Stock Amendment. The Company shall, as soon as practicable following the mailing of the Information Statement, but subject to applicable laws, use its commercially reasonable efforts to cause the Preferred Stock Amendment to become effective with the Secretary of State of the State of Delaware and to effectuate the conversion of the outstanding shares of Series D Preferred Stock into shares of Common Stock in accordance with the Preferred Stock Amendment.

1.08 Series D Warrant Adjustments. The Company shall take all necessary actions to enable the holders of the Series D Warrants, including the Investors, to obtain adjustments to each Series D Warrant, which adjustments shall be as follows:

(a) Immediately upon the effectiveness of the Preferred Stock Amendment, the Exercise Price per share of Common Stock shall be reduced by an amount equal to the accrued but unpaid Exercise Price Accrual (as defined in the Current Series D Certificate) per share of Series D Preferred Stock through the date of this Agreement. The exercise price adjustment for each issue date of the Series D Warrants is set forth in Schedule 1.08 hereto.

(b) Immediately upon the effectiveness of the Preferred Stock Amendment, each holder of Series D Warrants shall be credited an amount per Warrant Share (as defined in the Series D Warrants) equal to all Exercise Price Accrual and LV Accrual (as defined in the Current Series D Certificate) not otherwise distributed to such holders in the form of Common Stock upon the effectiveness of the Preferred Stock Amendment or pursuant to the exercise price adjustment set forth in clause (a), above (the “Accrual Credit”). The cumulative amount of the Accrual Credit for each Warrant Share shall remain credited to the account of such holder until used to fund the payment of the exercise price of all or a portion of such holder’s Series D Warrant(s) or until the date that such holder’s Series D Warrants are no longer exercisable in accordance with the terms of the Series D Warrants; provided, that such Accrual Credit may not be used for such purpose until the earlier of (i) the passage of eight years from the date of issuance of each Series D Warrant or (ii) a Liquidation Event of the Company (as defined in the Current Series D Certificate). Each holder of Series D Warrants shall be entitled to apply the Accrual Credit toward the exercise of the Series D Warrants as if it were the Exercise Price Accrual, in accordance with Section 2(a)(ii)(4) and 2(e) of the Series D Warrant. For the avoidance of doubt, the Accrual Credit credited to the account of each holder of the Series D Warrants may be aggregated for the purchase of the underlying Warrant Shares (such that no cash will be required to acquire some portion of such Warrant Shares solely with Accrual Credit). The Accrual Credit for each issue date of the Series D Warrants is set forth in Schedule 1.08 hereto.

(c) Immediately upon the effectiveness of the Preferred Stock Amendment, the Investors and the Company shall execute all papers, agreements, instruments, certificates and documents necessary to effect the changes to the Series D Warrants addressed in this Section 1.08, and otherwise reasonably satisfactory to the Investors and the Company.

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise specified below, the Company represents and warrants to the Investors as of the date hereof as follows:

2.01 Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to own its properties and carry on its business as presently conducted.

2.02 Authorization. The issuance, sale and delivery of the New Shares, the Exchange Shares and the Series C Warrant Shares in accordance with this Agreement and the Series C Warrants have been duly authorized by all necessary corporate action on the part of the Company.

2.03 Validity. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Company does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which the Company is a party or any judgment, order or decree to which the Company is subject.

2.04 Capitalization.

(a) Schedule 2.04(a) attached hereto sets forth a true, complete and correct listing, as of the date hereof (and following the execution of the transactions contemplated by this Agreement that are required to take place as of the date hereof), of all of the Company’s outstanding: (i) shares of Common Stock; (ii) shares of preferred stock, par value $0.001 per share (“Preferred Stock”), and (iii) securities convertible into or exchangeable for shares of Common Stock (the “Derivative Securities”), including the applicable exercise price of such Derivative Securities, other than any Derivative Securities issued pursuant to the Company’s Amended and Restated Equity-Based Compensation Plan (the “Management Equity”).

(b) Schedule 2.04(b) attached hereto sets forth a true, complete and correct listing, after giving effect to all of the transactions contemplated by this Agreement (including the conversion of the outstanding shares of Series D Preferred Stock into shares of Common Stock in accordance with the Preferred Stock Amendment), of all of the Company’s outstanding: (i) shares of Common Stock; (ii) shares of Preferred Stock, and (iii) Derivative Securities, including the applicable exercise price of such Derivative Securities, other than any Management Equity.

(c) Except for the Derivative Securities, any Management Equity, the New Shares, the Exchange Shares, the Series C Warrant Shares, the Option Shares (as defined in Section 5.01) to be issued or issuable pursuant to this Agreement and any shares of Common Stock to be issued upon conversion of the outstanding shares of Series D Preferred Stock pursuant to the conversion provisions of the Preferred Stock Amendment (the “Conversion Shares”), no subscription, warrant, option, convertible security, stock appreciation or other right (contingent or other) to purchase or acquire any shares of any class of capital stock of the Company or any of its Subsidiaries (as hereinafter defined) is authorized or outstanding, and except for the Derivative Securities, the Management Equity, the New Shares, the Exchange Shares, the Series C Warrant Shares, the Option Shares and the Conversion Shares, there is not any commitment of the Company or any of its Subsidiaries to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock, any evidences of indebtedness or assets. As used in this Agreement, “Subsidiary” means, with respect to the Company, any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock or other ownership interest entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more of the other Subsidiaries of the Company or a combination thereof.

2.05 Exchange of Series C Preferred Stock and Exercise of Series C Warrants not Held by Investors. In conjunction with the transactions contemplated by this Agreement, the Company has separately entered into an agreement with the holder of all of the outstanding shares of Series C Preferred Stock and Series C Warrants that are not held by the Investors and such agreement will effectuate: (i) the exchange of all such shares of Series C Preferred Stock for shares of Common Stock on substantially similar terms to those set forth in Section 1.04(a) of this Agreement, and (ii) following such exchange, the exercise of all such Series C Warrants on substantially similar terms to those set forth in Section 1.04(b) of this Agreement. Following the closing of the transactions contemplated by such agreement and this Agreement, no Series C Preferred Stock or Series C Warrants will remain outstanding.

2.06 SEC Reports; Financial Statements.

(a) As of their respective filing dates, the most recent Form 10-K and Form 10-Q filed by the Company with the SEC (such filings, the “Company SEC Documents”) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “1933 Act”), the Securities Exchange Act of 1934, as amended, and the Sarbanes-Oxley Act of 2002, as the case may be, including, in each case, the rules and regulations promulgated thereunder.

(b) Except to the extent that information contained in any Company SEC Document has been revised or superseded by a document the Company subsequently filed with the SEC, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) The financial statements (including the related notes thereto) included (or incorporated by reference) in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. The amount of outstanding Management Equity set forth in the Company’s most recent Form 10-K was accurate as of the date set forth therein. Since August 13, 2010, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, the rules of the SEC, policy or applicable law.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

The Investors represent and warrant to the Company as of the date hereof as follows:

3.01 Organization. Each of the Investors is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite limited partnership or limited liability company, as appropriate, power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted.

3.02 Authorization. Each of the Investors has the limited partnership or limited liability company, as appropriate, power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance by the Investors of this Agreement and the Stockholder Consents, the purchase of the New Shares and the exchange of the Series B Preferred Stock, the Series C Preferred Stock, and the Series E Units by the Investors, and the cancellation of the Investors’ right to receive any accrued or declared but unpaid dividends on the Series B Preferred Stock, the Series C Preferred Stock and the Series E Preferred Stock have been duly authorized by all requisite action on the part of the Investors.

3.03 Validity. This Agreement constitutes the legal, valid and binding obligation of each of the Investors, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Investors does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which the Investors are a party or any judgment, order or decree to which the Investors are subject.

3.04 Investment Representations.

(a) The Investors are acquiring the New Shares and Exchange Shares for the Investors’ own accounts and not with a view to, or intention of, distribution thereof in violation of the 1933 Act or any applicable state securities laws.

(b) The Investors are sophisticated in financial matters and are able to evaluate the risks and benefits of an investment in the New Shares and the Exchange Shares. Investors understand and acknowledge that such investments are a speculative venture, involve a high degree of risk and are subject to complete risk of loss.

(c) The Investors are able to bear the economic risk of their investment in the New Shares, the Exchange Shares and the Series C Warrant Shares for an indefinite period of time. The Investors: (i) understand and acknowledge that the New Shares, the Exchange Shares and the Series C Warrant Shares being issued to the Investors have not been registered under the 1933 Act, nor under the securities laws of any state, nor under the laws of any other country and (ii) recognize that no public agency has passed upon the accuracy or adequacy of any information provided to the Investors or the fairness of the terms of their investment in the New Shares, the Exchange Shares and the Series C Warrant Shares.

(d) The Investors have had an opportunity to ask questions and receive answers concerning the terms and conditions of the Recapitalization and have had full access to such other information concerning the Company as they have requested.

(e) The Investors have such knowledge and experience in financial and business matters that the Investors are capable of evaluating the merits and risks of their investment in the New Shares, the Exchange Shares and the Series C Warrant Shares.

(f) Purchaser became aware of the offering of the New Shares other than by means of general advertising or general solicitation.

3.05 Ownership of Shares. At least one of the Investors is the record and beneficial owner of 2,000,000 shares of Series B Preferred Stock, 239,975 shares of Series C Preferred Stock and 235,295 Series E Units, together with the right to receive any accrued but unpaid dividends thereon.

3.06 Antitrust. Pegasus holds more than 50% of both the rights to profits, and rights to assets upon dissolution, of each of LED and the Purchaser. Therefore, Pegasus is the “ultimate parent entity” (as defined in the rules promulgated pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) of each of LED and Purchaser.

ARTICLE IV. INDEMNIFICATION

4.01 Indemnification Provisions for the Investors’ Benefit. The Company will indemnify and hold the Investors and their affiliates, and their respective officers, directors, managers, employees, agents, representatives, controlling persons, stockholders and similarly situated persons (collectively, “Representatives”), harmless from and pay any and all Damages (as defined below) directly or indirectly resulting from, relating to, arising out of or attributable to any of the following: (i) any violation or breach of any representation, warranty, covenant or agreement the Company has made in this Agreement; and (ii) any and all Damages directly or indirectly relating to or in connection with any of the transactions contemplated hereby.

As used herein, the term “Damages” means all losses (including diminution in value), damages and other costs and expenses of any kind or nature whatsoever, whether known or unknown, contingent or vested, matured or unmatured, and whether or not resulting from third-party claims, including costs (including reasonable fees and expenses of attorneys, other professional advisors and expert witnesses and the allocable portion of the relevant person’s internal costs) of investigation, preparation and litigation in connection with any action, suit, arbitration, mediation, investigation or similar proceeding (an “Action”) or threatened Action.

4.02 Indemnification Claim Procedures.

(a) In order for any of the Investors or their affiliates or their respective Representatives (each, an “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving any Damages or any claims or demands made by any person against such Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the Company (the “Indemnifying Party”) with reasonable promptness after receipt by such Indemnified Party of notice of the Third Party Claim and shall provide the Indemnifying party with such information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article IV except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(b) If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party against any and all Damages that may result from a Third Party Claim pursuant to the terms of this Agreement, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 15 days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party, with counsel selected by the Indemnifying Party and satisfactory to the Indemnified Party. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof. If the Indemnifying Party does not expressly elect to assume the defense of such Third Party Claim within the time period and otherwise in accordance with the first sentence of this Section 4.02(b), the Indemnified Party shall have the sole right to assume the defense of and to settle such Third Party Claim. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party or (ii) the named parties to the Third Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party may present such counsel with a conflict of interest. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (i) involves a finding or admission of wrongdoing, (ii) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim or (iii) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder.

(c) The indemnification required hereunder in respect of a Third Party Claim shall be made by prompt payment by the Indemnifying Party of the amount of actual Damages in connection therewith, as and when bills are received by the Indemnifying Party or Damages incurred have been notified to the Indemnifying Party, together with interest on any amount not repaid as necessary to the Indemnified Party by the Indemnifying Party within five business days after receipt of notice of such Losses, from the date such Damages have been notified to the Indemnifying Party.

(d) The Indemnifying Party shall not be entitled to require that any action be made or brought against any other person before action is brought or claim is made against it hereunder by the Indemnified Party.

(e) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article IV except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party or otherwise than pursuant to this Article IV.

4.03 Remedies Not Affected by Investigation, Disclosure or Knowledge. If the transactions contemplated by this Agreement are consummated, the Investors expressly reserve the right to seek indemnity or other remedy for any Damages, notwithstanding any investigation by, disclosure to or knowledge of such party in respect of any fact or circumstances that reveals the occurrence of any such breach, whether before or after the execution and delivery hereof.

ARTICLE V. MISCELLANEOUS

5.01 Follow-on Investment. Until the earlier of: (a) closing of a revolving credit facility that would provide the Company with at least $15,000,000 of total borrowing capacity or (b) December 31, 2010, the Investors (collectively) shall have the right and option to purchase up to an additional 3,125,000 shares of Common Stock (the “Option Shares”) at a price per share of $1.60, for an aggregate purchase price of $5,000,000.

5.02 Termination of Guaranty. After the date hereof, the Company shall:

(a) obtain the prior consent of Pegasus (which consent may be withheld in Pegasus’ sole discretion for any reason or no reason) prior to borrowing any amounts pursuant to that certain Loan Authorization Agreement, dated as of July 25, 2008, as amended (the “Loan Agreement”), with the Bank of Montreal (“BMO”) and that certain Replacement Note (the “Note”) issued to BMO and dated July 9, 2010;

(b) apply the necessary portion of the Purchase Price to repay all amounts due under the Loan Agreement and the Note, if any; and

(c) use commercially reasonable efforts to permanently terminate, as soon as reasonably practical: (i) the Loan Agreement; (ii) the Note; (iii) that certain Guaranty Agreement dated as of July 25, 2008, as amended, between Pegasus and BMO; and (iv) that certain Amended and Restated Guaranty Extension Agreement, dated as of March 15, 2010, as amended, between the Company and Pegasus.

5.03 Registration Rights. To the extent that any of the Investors or their affiliates own Company securities (or in the case of derivative securities, the Common Stock underlying such derivative securities) that are not subject to a registration rights agreement or otherwise entitled to registration rights, the Company shall enter into an agreement with such Investor or affiliate, reasonably satisfactory to all parties thereto, granting registration rights with respect to such securities on terms no less favorable than those afforded Pegasus pursuant to the Amended and Restated Registration Rights Agreement, dated as of January 23, 2009, by and between the Company and Pegasus.

5.04 Restrictive Legends. Each certificate representing New Shares, Exchange Shares, Conversion Shares, Series C Warrant Shares and any shares of capital stock received in respect thereof, whether by reason of a stock split, reverse stock split or share reclassification thereof, a stock dividend thereon or otherwise, and each certificate for any such securities issued to subsequent transferees of any such certificate shall be stamped or otherwise imprinted with the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

5.05 Notices. Any notice or other communication required or permitted hereunder shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class certified mail, postage prepaid, by nationally recognized overnight courier, or by facsimile addressed to such party at the address or facsimile number set forth below or such other address or facsimile number as may hereafter be designated in writing by the addressee to the addressor listing all parties:

if to the Company, to:

Lighting Science Group Corporation

Building 2A, 1227 South Patrick Drive

Satellite Beach, FL 32937

Fax: (321) 779-5521

Attn: General Counsel

with a copy (which shall not constitute notice) to:

Greg R. Samuel

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, TX 75219

Fax: (214) 200-0577

if to the Investors to:

Pegasus Partners IV, L.P.

99 River Road

Cos Cob, CT 06807

Fax: (212) 710-2500

Attention: Steven Wacaster

with a copy (which shall not constitute notice) to:

Jeffrey L. Kochian

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Fax: (212) 872-1002

or, in any case, at such other address or addresses as shall have been furnished in writing by such party to the other parties hereto. All such notices, requests, consents and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of mailing, on the fifth business day following the date of such mailing, (c) in the case of delivery by overnight courier, on the business day following the date of delivery to such courier, and (d) in the case of facsimile, when received.

5.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflict of laws principles.

5.07 Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be amended or modified nor any provisions waived except as set forth in Section 5.09.

5.08 Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by any party hereto. This Agreement is not intended to confer any rights or benefits on any persons other than the parties hereto.

5.09 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and the Investors.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege, nor will any waiving of any right power or privilege operate to waive any other subsequent right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by law.

5.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.11 Expenses. The Company agrees to pay up to $50,000 for the legal fees and expenses of the Investors (the “Investor Legal Fee Allowance”). Except with respect to the Investor Legal Fee Allowance, each of the parties hereto shall bear its own expenses (including fees and expenses of legal counsel, financial advisors and other representatives and consultants) in connection with the negotiation, documentation and consummation of the transaction contemplated hereunder.

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IN WITNESS WHEREOF, the Company and the Investors have executed this Agreement as of the day and year first above written.

COMPANY

LIGHTING SCIENCE GROUP CORPORATION

By:	/s/ Zachary S. Gibler
	Name:	Zachary S. Gibler
	Title:	Chief Executive Officer

Signature Page to Stock Purchase, Exchange and Recapitalization Agreement

INVESTORS

PEGASUS PARTNERS IV, L.P.

By:	PEGASUS INVESTORS IV, LP,
its general partner

By:	PEGASUS INVESTORS IV GP, L.L.C.,
its general partner

By:	/s/ Steven Wacaster
Name: Steven Wacaster
Title: Vice President

LED HOLDINGS, LLC

By:	/s/ Steven Wacaster
Name: Steven Wacaster
Title: Vice President

LSCG HOLDINGS LLC

By:	PEGASUS PARTNERS IV, L.P.
its managing member

By:	PEGASUS INVESTORS IV, LP,
its general partner

By:	PEGASUS INVESTORS IV GP, L.L.C.,
its general partner

By:	/s/ Steven Wacaster
Name: Steven Wacaster
Title: Vice President

Signature Page to Stock Purchase, Exchange and Recapitalization Agreement